                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               TEMPLE-INLAND INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                           [TEMPLE-INLAND INC. LOGO]
                          1300 MOPAC EXPRESSWAY SOUTH
                              AUSTIN, TEXAS 78746

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD FRIDAY, MAY 3, 2002

To the Stockholders of Temple-Inland Inc.

     NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Stockholders of Temple-Inland Inc., a Delaware corporation (the "Company"), will be held at the Company's offices located at 303 South Temple Drive, Diboll, Texas 75941, on Friday, May 3, 2002, at 9:00 a.m., local time, for the following purposes:

          1. To elect four (4) directors to the Board of Directors of the Company to hold office until the expiration of their terms or until their respective successors have been duly elected and have qualified;

          2. To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 28, 2002; and

          3. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on March 6, 2002 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ LESLIE K. O'NEAL
                                          LESLIE K. O'NEAL
                                          Secretary

Diboll, Texas
March 22, 2002

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED, SELF-ADDRESSED, STAMPED ENVELOPE PROMPTLY SO THAT YOUR SHARES OF COMMON STOCK MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE MEETING. YOUR PROXY WILL BE RETURNED TO YOU IF YOU SHOULD REQUEST SUCH RETURN IN THE MANNER PROVIDED FOR REVOCATION OF PROXIES ON THE INITIAL PAGE OF THE ENCLOSED PROXY STATEMENT.

                           [TEMPLE-INLAND INC. LOGO]
                          1300 MOPAC EXPRESSWAY SOUTH
                              AUSTIN, TEXAS 78746

                             ---------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                    SOLICITATION AND REVOCABILITY OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Temple-Inland Inc. (the "Company") for use at the 2002 Annual Meeting of Stockholders to be held on Friday, May 3, 2002, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, and at any adjournment(s) thereof. This Proxy Statement and form of proxy are first being sent to the stockholders of the Company on or about March 22, 2002.

     The accompanying form of proxy is designed to permit each stockholder entitled to vote at the Annual Meeting to vote for or withhold voting for any or all nominees for election as director, to vote for or against or to abstain from voting on proposal 2, and in the discretion of the proxies with respect to any other proposal brought before the Annual Meeting. When a stockholder's proxy card specifies a choice with respect to a voting matter, the shares will be voted and will be voted as specified. If no such specifications are made, the accompanying form of proxy will be voted at the Annual Meeting: For the election of the nominees under the caption "Election of Directors"; and For ratification of the selection of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 28, 2002.

     Execution of the accompanying proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by giving written notice of revocation to the Secretary of the Company at its principal executive offices at any time before the proxy is voted or by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting his or her shares in person. No such notice of revocation or later-dated proxy, however, will be effective until received by the Company at or prior to the Annual Meeting.

     The Company has retained D.F. King & Co., Inc., a professional proxy solicitation firm ("D.F. King"), to assist in the solicitation of proxies. In addition to the solicitation of proxies by use of the mail, employees of D.F. King and officers and regular employees of the Company may solicit the return of proxies by personal interview, mail, telephone and telegraph. Officers and employees of the Company will not receive additional compensation, but will be reimbursed for out-of-pocket expenses. D.F. King will be reimbursed for its expenses in soliciting proxies and, in addition, will receive a proxy solicitation fee not to exceed $15,000. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of stock. All costs of solicitation are to be borne by the Company.

     The Annual Report to Shareholders, covering the Company's fiscal year ended December 29, 2001 and including audited financial statements, is enclosed herewith. The Annual Report does not form any part of the material for the solicitation of proxies.

                            PURPOSES OF THE MEETING

     At the Annual Meeting, the stockholders of the Company will consider and vote upon the following matters:

          1. The election of four (4) directors to the Board of Directors of the Company to hold office until the expiration of their terms or until their respective successors have been duly elected and have qualified;

          2. The ratification of the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 28, 2002; and

          3. Such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

GENERAL

     The Board of Directors of the Company has fixed the close of business on March 6, 2002 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 49,419,082 shares of Common Stock of the Company issued and outstanding. The Common Stock is the only class of stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters to be acted on at the Annual Meeting. The attendance, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business.

CONFIDENTIAL VOTING POLICY

     On February 5, 1993, the Board of Directors of the Company adopted a confidential voting policy. The policy provides that stockholder proxies, ballots, and voting tabulations that identify the vote of the specific stockholder will not be disclosed to the Company, its directors, officers, or employees except in certain limited situations such as when legally necessary or when expressly requested by a stockholder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table and notes thereto indicate the name, address and stock ownership of each person or group of persons known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock as of March 6, 2002.

NAME AND ADDRESS                                         AMOUNT AND NATURE OF   PERCENT OF
OF BENEFICIAL OWNER                                      BENEFICIAL OWNERSHIP    CLASS(1)
-------------------                                      --------------------   -----------
Mutuelles AXA/AXA Financial, Inc.......................       4,525,258(2)        9.16%
  25, avenue Matignon
  75008 Paris, France

J. P. Morgan Chase & Co................................       2,560,402(3)        5.18%
  270 Park Avenue
  New York, N.Y. 10017

The Prudential Insurance Company of America............       3,370,704(4)        6.82%
  751 Broad Street
  Newark, New Jersey 07102-3777

Vanguard Fiduciary Trust Company.......................       3,119,602(5)        6.31%
  500 Admiral Nelson Blvd
  Malvern, PA 19355

Wellington Management Company, LLP.....................       3,596,010(6)        7.28%
  75 State Street
  Boston, Massachusetts 02109

---------------

(1) Based upon 49,419,082 shares of Common Stock outstanding on March 6, 2002.

(2) Based on a statement on Schedule 13G dated February 12, 2001 and Amendment No. 1 thereto dated February 11, 2002 filed with the Securities and Exchange Commission ("SEC"), The Mutuelles AXA/AXA Financial, Inc. may be deemed beneficial owner of these shares.

(3) Based on a statement on Schedule 13G dated September 30, 1997 and Amendments No. 1, 2, 3, 4, and 5 thereto dated December 31, 1997, December 31, 1998, December 31, 1999, February 14, 2001, and February 12, 2002 respectively, filed with the SEC, J.P. Morgan Chase & Co. may be deemed beneficial owner of these shares, all or the majority of which are owned by investment advisor clients or account holders.

(4) Based on a statement on Schedule 13G dated February 1, 1999 and Amendments No. 1, 2, and 3 thereto dated January 31, 2000, January 29, 2001, and February 13, 2002 respectively filed with the SEC, The Prudential Insurance Company of America may have direct or indirect voting and/or investment discretion over these shares which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.

(5) Based on a statement on Schedule 13G dated February 13, 2002 filed with the SEC, Vanguard Fiduciary Trust Company beneficially holds these shares as trustee of certain of the Company's employee benefit plans.

(6) Based on a statement on Schedule 13G dated February 10, 1994 and Amendments No. 1, 2, 3, 4, 5, 6, 7, and 8 thereto dated January 30, 1995, February 1, 1996, January 24, 1997, January 17, 1998, December 31, 1998, February 9,
    2000, February 14, 2001, and February 14, 2002 respectively, filed with the SEC, Wellington Management Company, in its capacity as investment advisor, may be deemed beneficial owner of these shares, which are owned by numerous investment counseling clients.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table and notes thereto set forth certain information regarding the beneficial ownership of the Common Stock as of March 6, 2002 by
(i) each of the Company's directors and nominees for director, (ii) the Chief Executive Officer and the four other most highly compensated executive officers, and (iii) all directors and executive officers of the Company as a group.

                                                         AMOUNT AND NATURE OF                     PERCENT
BENEFICIAL OWNER                                        BENEFICIAL OWNERSHIP(1)                 OF CLASS(2)
----------------                                        -----------------------                 -----------
Afsaneh Mashayekhi Beschloss..........................      11,031(4)(5)                               *
Robert Cizik..........................................      31,540(3)(4)                               *
Kenneth R. Dubuque....................................     117,128(3)(4)(5)(6)                         *
Anthony M. Frank......................................      26,500(3)(4)                               *
James T. Hackett......................................      15,858(3)(4)(5)                            *
William B. Howes......................................     133,885(3)(4)(6)(7)                         *
Bobby R. Inman........................................      15,500(3)(4)                               *
Kenneth M. Jastrow, II................................     440,228(3)(4)(5)(6)                         *
James A. Johnson......................................      23,444(3)(4)(5)                            *
Harold C. Maxwell.....................................     174,744(3)(4)(6)                            *
W. Allen Reed.........................................      18,350(3)(4)(5)                            *
Herbert A. Sklenar....................................      32,079(3)(4)(5)                            *
Dale E. Stahl.........................................      89,771(3)(4)(6)                            *
Arthur Temple III.....................................     594,747(3)(4)(5)(8)(9)                   1.20%
Charlotte Temple......................................     392,017(3)(4)(10)                           *
Larry E. Temple.......................................      18,148(3)(4)(5)                            *
All directors and executive officers (26 persons) as a                                              5.44%
  group...............................................   2,690,718(3)(4)(5)(6)(7)(8)(9)(10)(11)

---------------

 *  Represents less than one percent.

(1) Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Rule 13d-3"), with additional information included as set forth in footnotes (4) and (5) below. Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power. Certain of the directors and executive officers disclaim beneficial ownership with respect to certain of these shares. Unless otherwise indicated, the above table does not include any shares that may be held by pension and profit-sharing plans of the corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

(2) Based upon a total of 49,419,082 shares of Common Stock issued and outstanding on March 6, 2002.

(3) Includes the following number of shares of Common Stock issuable upon the exercise of options exercisable within a period of 60 days from March 6, 2002: Ms. Beschloss -- 0; Mr. Cizik -- 5,000; Mr. Dubuque -- 16,950; Mr.
    Frank -- 22,400; Mr. Hackett -- 8,400; Mr. Howes -- 38,038; Mr.
    Inman -- 5,000; Mr. Jastrow -- 99,988; Mr. Johnson -- 5,400; Mr.
    Maxwell -- 37,338; Mr. Reed -- 3,400; Mr. Sklenar -- 24,400; Mr.
    Stahl -- 8,750; Mr. Temple III -- 11,000; Ms. C. Temple -- 10,400; Mr. L.
    Temple -- 2,400; and all directors and executive officers (26 persons) as a group -- 480,522.

(4) Also includes the following number of shares of Common Stock issuable upon the exercise of options with exercise dates and terms ranging from approximately two months to fifteen years from March 6, 2002: Ms. Beschloss -- 10,000; Mr. Cizik -- 0; Mr. Dubuque -- 71,550; Mr.
    Frank -- 3,600; Mr. Hackett -- 3,600; Mr. Howes -- 60,942; Mr. Inman -- 0;
    Mr. Jastrow -- 271,136; Mr. Johnson --

    12,600; Mr. Maxwell -- 86,442; Mr. Reed -- 10,600; Mr. Sklenar -- 3,600; Mr.
    Stahl -- 61,750; Mr. Temple III -- 0; Ms. C. Temple -- 1,600; Mr. L.
    Temple -- 1,600; and all directors and executive officers (26 persons) as a group -- 1,043,432. These options are not required to be reported under Rule 13d-3 and the shares underlying these options are not considered "beneficially owned" under Rule 13d-3.

(5) Includes the following number of phantom shares under the Directors' Fee Deferral Plan and the Stock Deferral Plan for employees: Ms.
    Beschloss -- 1,031; Mr. Dubuque -- 22,399; Mr. Hackett -- 3,758; Mr. Jastrow -- 15,034; Mr. Johnson -- 2,644; Mr. Reed -- 4,350; Mr.
    Sklenar -- 3,079; Mr. Temple III -- 4,033; Ms. C. Temple -- 3,891; and Mr.
    L. Temple -- 3,648 and all directors and executive officers (26 persons) as a group -- 68,530.

(6) Includes 229, 20,603, 2,896, 7,141, and 15,771 shares of Common Stock held for Messrs. Dubuque, Howes, Jastrow, Maxwell, and Stahl, respectively, and 75,361 shares of Common Stock held for all directors and executive officers (26 persons) as a group by trusts under two (2) employee stock plans of the Company's subsidiaries. These shares are considered by the Securities and Exchange Commission to be beneficially owned for purposes of this Proxy Statement.

(7) Mr. Howes will retire on May 1, 2002.

(8) Includes 1,000 shares of Common Stock owned by certain relatives of Mr. Temple III, and 9,450 shares of Common Stock owned by relatives of all directors and executive officers (26 persons) as a group. Certain of these shares may be considered by the SEC to be beneficially owned for purposes of this Proxy Statement. Certain of the named individuals disclaim any beneficial interest in such shares.

(9) Includes 134,460 shares of Common Stock held in a trust over which Mr. Temple III is trustee. Mr. Temple III has a future income interest with respect to 33,615 of these shares and a remainder interest with respect to 33,615 of these shares. Also includes 10,608 shares held by various trusts and custodial accounts, with respect to which Mr. Temple III has sole voting and dispositive power. Mr. Temple III disclaims any beneficial ownership with respect to these 10,608 shares. Includes 137,190 shares held in two trusts for Mr. Temple III and certain of his relatives with respect to which he has a present income interest and is also a co-trustee. Includes 126,190 shares held in a trust for certain of his relatives, with respect to which he is a co-trustee and disclaims any beneficial ownership. Mr. Temple III has a remainder interest with respect to 58,500 of the shares held in one of these trusts. Does not include 1,260,626 shares of Common Stock held by the T.L.L. Temple Foundation, a charitable trust, of which Mr. Temple III is Chairman of the Board of Trustees. Mr. Temple III shares voting and dispositive power. Mr. Temple III disclaims any beneficial ownership with respect to such shares.

(10) Includes 67,230 shares of Common Stock held in a trust. Ms. C. Temple has a future income interest with respect to 33,615 of these shares and a remainder interest with respect to 33,615 of these shares. Also includes 126,190 shares held in two trusts for Ms. C. Temple and certain of her relatives with respect to which she has a present income interest and as to which Mr. Temple III is a co-trustee. Ms. C. Temple has a remainder interest with respect to 58,500 of the shares held in one of these trusts.

(11) Certain trusts are reported in the beneficial ownership of both Mr. Temple III and Ms. C. Temple, but are included only once in the total for all directors.

                             ELECTION OF DIRECTORS

     The By-laws of the Company provide that the number of directors that constitutes the Board of Directors shall be established by vote of the Board of Directors and that the directors shall be classified with respect to the time for which they severally hold office into three classes, which classes shall as nearly as possible be equal in size. Following the retirement of Mr. Howes on May 1, 2002, the Board of Directors will set the number of directors at twelve
(12), with three classes of four (4) directors each.

     Directors are elected by a plurality of the votes cast by the holders of the Company's Common Stock at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker nonvote or otherwise) have no impact in the election of directors.

NOMINEES

     Unless otherwise indicated in the enclosed form of proxy, the persons named in such proxy intend to nominate and vote for the election of the following nominees for the office of director of the Company, to serve as directors for three (3) years or as otherwise stated herein, or until their respective successors have been duly elected and have qualified. All nominees are presently serving as directors.

NOMINEES FOR DIRECTOR TO BE ELECTED AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS

NAME AND YEAR FIRST ELECTED DIRECTOR             PRINCIPAL OCCUPATION AND OTHER INFORMATION
------------------------------------             ------------------------------------------
AFSANEH MASHAYEKHI BESCHLOSS            Managing Director and Partner of The Carlyle Group, a
2002                                    private investment firm. Ms. Beschloss, 46, also serves as
                                        CEO and President of Carlyle Asset Management Group. Prior
                                        to joining The Carlyle Group in May 2001, Ms. Beschloss
                                        served as Vice President, Treasurer and Chief Investment
                                        Officer of the World Bank since 1998. Prior to that
                                        position, she served as Senior Manager for Derivatives and
                                        Structured Products and Director and Chief Investment
                                        Officer of the Bank's Investment Management Department.
ANTHONY M. FRANK                        Chairman Emeritus of Belvedere Capital Partners, LLC, a
1992                                    private equity investment firm. Mr. Frank, 70, served as
                                        Postmaster General of the United States from 1988 until
                                        1992. Prior to his appointment as Postmaster General, Mr.
                                        Frank served as Chairman of the Board and Chief Executive
                                        Officer of the San Francisco-based First Nationwide Bank. He has also served as Chairman of the Federal Home Loan Bank of
                                        San Francisco and Chairman of the California Housing Finance
                                        Agency, and was the first Chairman of the Federal Home Loan
                                        Mortgage Corporation Advisory Board. Mr. Frank is also a
                                        director of The Charles Schwab Corporation, General American
                                        Investors Company, Inc., Bedford Properties, Inc., Crescent
                                        Real Estate Equities, and Cotelligent, Inc. Mr. Frank's
                                        retirement from the Board will take effect at the 2004
                                        annual meeting of stockholders.
W. ALLEN REED                           President and Chief Executive Officer of General Motors
2000                                    Investment Management Corporation, an investment and asset management company. Mr. Reed, 54, was elected to his current position in 1994 and also serves as Chairman and CEO of the
                                        GM Trust Company and as a Corporate Vice President of
                                        General Motors Corporation. He is also a director of
                                        iShares, MSCI Series, Inc., FLIR Systems, Inc. and General
                                        Motors Acceptance Corporation (GMAC).
CHARLOTTE TEMPLE                        Owner and President of Temple Vineyards, grower of prime
1994                                    Napa Valley grapes. Ms. Temple, 62, is also a private
                                        investor with prior experience in the commercial real estate investment area. Ms. Temple is also a director of Exeter
                                        Investment Company.

     Although the Company does not anticipate that any of the above-named nominees will refuse or be unable to accept or serve as a director of the Company, the persons named in the enclosed form of proxy intend, if any nominee becomes unavailable, to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by management, unless they are directed by the proxy to do otherwise.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF MS. BESCHLOSS, MR. FRANK, MR. REED, AND MS. C. TEMPLE AS DIRECTORS OF THE COMPANY.

CONTINUING DIRECTORS

     The following information is provided with respect to directors who will continue to serve as directors of the Company until the expiration of their terms.

        DIRECTORS TO SERVE UNTIL THE 2003 ANNUAL MEETING OF STOCKHOLDERS

NAME AND YEAR FIRST ELECTED DIRECTOR             PRINCIPAL OCCUPATION AND OTHER INFORMATION
------------------------------------             ------------------------------------------
ROBERT CIZIK                            Mr. Cizik, 70, is the former Chairman and Chief Executive
1983                                    Officer of Cooper Industries, Inc., Houston, Texas, a
                                        diversified international manufacturing company (1975-1996).
                                        He currently serves as Non-Executive Chairman of Koppers
                                        Industries, Inc., Pittsburgh, Pennsylvania. He previously
                                        served as a director of Harris Corporation from 1988 until
                                        November 1999, and Air Products and Chemicals, Inc. from
                                        1992 until January 2002.
JAMES T. HACKETT                        Chairman, President and Chief Executive Officer, Ocean
2000                                    Energy, Inc., an independent oil and gas exploration and
                                        production company. Mr. Hackett, age 48, was Chairman and
                                        Chief Executive Officer of Seagull Energy Corporation from
                                        1998 until it merged with Ocean Energy, Inc. in March 1999, when he assumed the title of Chief Executive Officer and
                                        President. He assumed the Chairman title on January 1, 2000.
                                        Mr. Hackett served as President-Energy Services Group of
                                        Duke Energy Corporation, Houston, Texas from 1997 until 1998 and as Executive Vice President of PanEnergy Corporation
                                        (which merged into Duke Energy) from 1996 until 1997. Mr.
                                        Hackett served as Senior Vice President and President of the
                                        Trident Division of NGC Corporation from 1995 until 1996.
                                        Mr. Hackett is also a director of Fluor Corporation, New
                                        Jersey Resources Corporation and Kaiser Aluminum & Chemical
                                        Corporation.
ARTHUR TEMPLE III                       Chairman of the Board and Chief Executive Officer of Exeter
1983                                    Investment Company. Mr. Temple III, 60, has served as
                                        Chairman of the Board of Exeter Investment Company from 1975 to early 1982 and since March 1986. From 1973 until 1980 Mr.
                                        Temple III served as a member of the Texas legislature and from January 1981 until March 1986 he served as a member and
                                        Chairman of the Railroad Commission of Texas, which
                                        regulates mineral resources and for-hire highway
                                        transportation in Texas. Mr. Temple III is also Chairman of the Board of First Bank & Trust, East Texas.
LARRY E. TEMPLE                         Mr. Temple, 66, is an attorney and during the last five
1991                                    years has been in private practice. He has served as
                                        Chairman of the Texas Select Committee on Higher Education,
                                        as Chairman of the Texas Higher Education Coordinating
                                        Board, and as a member of the Texas Guaranteed Student Loan
                                        Corporation. Mr. Temple has also served on several boards of the University of Texas and is a member of the Board and
                                        President of the Lyndon B. Johnson Foundation. Mr. Temple
                                        formerly served as Special Counsel to President Lyndon B.
                                        Johnson and as an Executive Assistant to Texas Governor John
                                        Connally.

        DIRECTORS TO SERVE UNTIL THE 2004 ANNUAL MEETING OF STOCKHOLDERS

NAME AND YEAR FIRST ELECTED DIRECTOR             PRINCIPAL OCCUPATION AND OTHER INFORMATION
------------------------------------             ------------------------------------------
BOBBY R. INMAN                          Managing Director of Inman Ventures, an investment firm.
1987                                    Admiral Inman, 70, served as Chairman of the Board of
                                        Westmark Systems, Inc., a Texas-based electronics industry holding company, from September 1986, and as its Chief
                                        Executive Officer from December 31, 1986 until December 31,
                                        1989. From January 1983 until December 1986, Admiral Inman was President and Chief Executive Officer of the
                                        Microelectronics and Computer Technology Corp. in Austin,
                                        Texas. Admiral Inman retired from active duty with the
                                        United States Navy with permanent four star rank on July 1,
                                        1982. Admiral Inman served as Chairman of the Federal
                                        Reserve Bank of Dallas from January 1987 to December 1990.
                                        He is a director of Fluor Corporation, Massey Energy
                                        Company, SBC Communications Inc., and Science Applications
                                        International Corp.
KENNETH M. JASTROW, II                  Chairman and Chief Executive Officer of the Company. Mr.
1998                                    Jastrow, 54, was elected to his current office effective
                                        January 1, 2000. He served as Group Vice President of the
                                        Company from 1995 until 1998, as President and Chief
                                        Operating Officer in 1998 and 1999, and as Chief Financial
                                        Officer of the Company from November 1991 until 1999. Mr.
                                        Jastrow is also a director of MGIC Investment Corporation
                                        and K.B. Home.
JAMES A. JOHNSON                        Vice Chairman of Perseus LLC, a merchant bank and private
2000                                    equity fund management firm. Mr. Johnson, 58, served as
                                        Chairman and Chief Executive Officer of Johnson Capital
                                        Partners until 2001, as Chairman of the Executive Committee of the Board of Fannie Mae in 1999 and as Chairman and Chief
                                        Executive Officer of Fannie Mae from 1991 through 1998. He is also a director of Cummins Engine Company, Inc., Target
                                        Corporation, The Goldman Sachs Group, Inc., K.B. Home,
                                        UnitedHealth Group, and Gannett Co., Inc.
HERBERT A. SKLENAR                      Chairman of the Board Emeritus of Vulcan Materials Company,
1993                                    a producer of construction materials and chemicals. Mr.
                                        Sklenar, 70, served as President of Vulcan Materials Company from 1983 until his election as Chairman in 1992, he served as its Chief Executive Officer from 1986 until February 1997 and he served as Chairman from 1992 until his retirement in
                                        1997.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     There is no family relationship between any of the nominees, continuing directors and executive officers of the Company other than Mr. Temple III and Ms. C. Temple, who are brother and sister. Certain related transactions with respect to Mr. Temple III and Ms. C. Temple are described under "Compensation Committee Interlocks and Insider Participation."

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) during its most recent fiscal year and Forms 5 and amendments thereto or written representations in lieu of Form 5 furnished to the Company with respect to its most recent fiscal year, the Company has not identified any person who failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years, except for James
C. Foxworthy. Mr. Foxworthy inadvertently failed to report an exercise of stock options on January 9, 2001 in a timely manner, but filed a Form 4 to report the transaction by the end of the following month.

COMMITTEES OF THE BOARD OF DIRECTORS

     There are six standing committees of the Board. Set forth below is a description of the functions of those committees and the members of the Board serving on such committees. Except for the Executive Committee, which has never met, all voting members of all committees consist solely of outside directors and an outside director is the chairman of each committee.

     Audit Committee. The Audit Committee of the Board of Directors assists the Board in monitoring the integrity of the Company's financial statements and financial reporting procedures, the adequacy of the Company's internal accounting and financial controls, the independence and performance of the Company's internal and external auditors, and compliance with the Company's Standards of Business Conduct. The members of the Audit Committee are Mr. Sklenar (Chairman), Ms. Beschloss, Mr. Frank, Mr. Hackett, Ms. C. Temple and Mr.
L. Temple. During 2001, the Audit Committee met four (4) times. The Board of Directors has determined that the members of the Audit Committee are independent (as independence is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards.)

     Corporate Governance Committee. The Corporate Governance Committee periodically reviews the structure of the Board to assure that the proper skills and experience are represented on the Board, recommends nominees to serve on the Board of Directors, reviews potential conflicts of prospective Board members, recommends the size of the Board, recommends the membership of the committees, reviews corporate governance issues, reviews shareholder proposals, and reviews outside directorships in other publicly held companies by senior officers of the Company. Nominees to serve on the Board of Directors are selected on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of the Board. The members of the Corporate Governance Committee are Messrs. Reed (Chairman), Frank, and Hackett. The Chairman of the Board is a nonvoting ex-officio member. The Corporate Governance Committee met three (3) times during 2001.

     Pursuant to the Company's By-laws, notice of a stockholder's intent to make a nomination for the Board of Directors must contain certain specified information regarding the nominating stockholder and the nominee and must be received by the Secretary of the Company not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (or in the case of an annual meeting called for a date more than 50 days prior to such anniversary date or in the case of a special meeting of stockholders, not later than the close of business on the 10th day following the date on which notice of such annual meeting or special meeting is first mailed to stockholders or made public, whichever occurs first).

     Executive Committee. The Executive Committee may exercise all the authority of the Board of Directors in the management of the business and affairs of the Company, except for matters related to the composition of the Board, changes in the By-laws and certain other significant corporate matters. The members of the Executive Committee are the Chairman of the Board, who will serve as Chairman of the Executive Committee, and the Chairman of each standing committee of the Board. The Executive Committee did not meet in 2001.

     Finance Committee. The Finance Committee reviews the Company's financial planning, structure, condition and requirements for funds; makes recommendations to the Board of Directors concerning all forms of major financing, including the issuance of securities, corporate borrowings, and investments; monitors the Company's relationship with its lenders and compliance with financing agreements; reviews capital expenditures and makes recommendations to the Board concerning the financing thereof; makes recommendations to the Board concerning the Company's dividends and dividend policy; makes recommendations to the Board concerning the stock repurchase program; and oversees the Company's employee benefit plan investment committee and policies. The members of the Finance Committee are

Mr. Cizik (Chairman), Ms. Beschloss, Mr. Johnson, Mr. Reed, and Mr. Temple III. The Chairman of the Board is a nonvoting ex-officio member. The Finance Committee met five (5) times during 2001.

     Management Development and Executive Compensation Committee. The Management Development and Executive Compensation Committee ("Compensation Committee") is responsible for ensuring that a proper system of short and long-term compensation is in place to provide performance-oriented incentives to management; overseeing management succession and development plans; making recommendations concerning compensation programs, retirement plans and other employee benefit programs; approving the salaries and bonuses of all officers of the Company and certain other personnel; and making recommendations with respect to bonus, stock option, restricted stock, phantom stock, stock performance, stock appreciation rights or other current or proposed incentive plans. Certain of the foregoing plans are administered by a subcommittee composed solely of those members of the Compensation Committee who meet the definition of "outside director" under Section 162(m) of the Internal Revenue Code and the definition of "non-employee director" under Section 16 of the Securities Exchange Act of 1934 with respect to those employees who are covered by such laws. The members of the Compensation Committee are Messrs. Inman (Chairman), Cizik, Johnson, Sklenar, and Temple III. The Chairman of the Board attends the meetings as a nonvoting ex-officio member. During 2001, the Compensation Committee met three
(3) times.

     Public Policy/Environmental Committee. The Public Policy/Environmental Committee acts in an advisory capacity to the Board of Directors regarding the Company's activities that relate to matters of public policy and the environment. In fulfilling its responsibilities, the committee considers and reviews from time to time the Company's policies and practices that address issues of social and public concern, as well as significant legislative, regulatory and social trends. The members of the Public Policy/ Environmental Committee are Mr. L. Temple (Chairman), Mr. Frank, Mr. Inman, and Ms. C. Temple. The Chairman of the Board is a nonvoting ex-officio member. The Public Policy/Environmental Committee met two (2) times during 2001.

BOARD MEETINGS

     During 2001, the Board of Directors held five (5) meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he or she served.

DIRECTOR COMPENSATION

     Directors who are not employees of the Company will receive in 2002 an annual retainer of $35,000 and a $2,000 fee for attendance at regular and special Board meetings. Directors who serve on committees of the Board receive $1,000 for each committee meeting held in conjunction with a Board meeting and $2,000 for each other committee meeting. The chairmen of committees of the Board receive an additional annual retainer of $5,000. Directors are reimbursed for expenses incurred in attending Board and committee meetings, including those for travel, food and lodging. Directors who are employees of the Company are not compensated for their Board and committee activities.

     Under the Company's Stock Option Plan, each person who is first elected a non-employee director is automatically granted upon such election a nonqualified stock option covering 10,000 shares of Common Stock at an exercise price per share equal to the fair market value of the stock on the date the option is granted. Each year after election, a director will be granted an additional nonqualified stock option covering 1,000 shares of Common Stock at an exercise price per share equal to the fair market value of the stock on the date of the option grant. Both the initial option and the annual option vest 40% after one year, 40% after two years, and 20% after three years, and have a term of 10 years. Any non-employee director may also, pursuant to the terms of the Company's Stock Option Plan, make an election to receive 2,000 nonqualified stock options in lieu of the annual retainer fee at a price equal to the fair market value of the stock on the first trading day in January less the amount of the annual retainer fee. This option vests 100% after one year and has a term of fifteen years.

     During 2000, the Board of Directors adopted a fee deferral plan that encourages stock ownership by granting a match on amounts deferred. The new plan replaced the Company's directors' retirement plan, which was frozen at the current retainer fee of $35,000 based on Board service at the end of 2000. Directors who choose cash payment instead of deferring their fees will not receive a retirement benefit for service after 2000 and will not receive a match.

     Under the Fee Deferral Plan, non-employee directors who choose to defer their retainer fees or meeting fees will receive a match of 133% in the form of phantom stock units. Directors who choose stock options in lieu of their annual retainer fees are also eligible for the match. The number of phantom stock units is determined by dividing the deferred or matching amount by the value of the Company's stock on the date deferred. A director may elect to receive cash or stock in payment of his phantom stock units at retirement.

     Directors within 5 years of retirement were given a one-time election to remain under the old directors' retirement plan. Under that plan, directors will receive an annual retirement benefit equal to the current annual retainer fee at the time they retire. The benefit will be paid for a number of years equal to the number of years the director served as a member of the Board. In the event of the director's death, the remainder of the benefit will be paid to his spouse if living. Under the directors' retirement plan, a non-employee director may also elect to defer his Board fees until the earlier of retirement, death, or, in certain circumstances, termination of membership on the Board. Any Board fees that are deferred accrue interest at the prime commercial lending rate.

     Both the Directors' Fee Deferral Plan and the frozen directors' retirement plan contain provisions for accelerating payment in the event of a change in control if the director's service terminates, along with a gross-up provision in the event the director is required to pay excise tax on the accelerated payment.

     In 2001, the Temple-Inland Foundation made a $5,000 donation to a charity or educational institution chosen by each Director.

EXECUTIVE COMPENSATION

  Report of the Compensation Committee on Executive Compensation

     The Company's executive compensation program is designed to align compensation with business strategy, performance, and stockholder values. The program includes salary, short-term cash incentives, and a long-term incentive program based on stock options and restricted stock. The Committee considers all elements of the compensation package in total, rather than any one element in isolation. In 2001, for example, salaries were not increased (except for one officer whose salary was increased in connection with a promotion), while incentive bonuses were used to reward performance and long-term incentive awards were made as motivation for future performance. In making compensation decisions, the Committee bases its judgments on a review of personal and business unit performances.

     It is the Company's policy to obtain the maximum deduction on its tax return for compensation paid to its executive officers consistent with the Company's compensation goals. The Committee has adopted a policy requiring the deferral of any compensation that exceeds the permissible deduction under
Section 162(m) of the Internal Revenue Code until such time as the maximum deduction under Section 162(m) may be taken. However, the Committee reserves the right to waive this requirement to further the Company's compensation goals from time to time. All compensation paid in 2001 should qualify for a deduction under
Section 162(m).

     Since its inception in 1984, Temple-Inland's compensation philosophy has been to ensure that stockholder returns are a top priority in evaluating the effectiveness of the compensation program. The following paragraphs outline the Compensation Committee's objectives.

     Base Salary. Base salaries are maintained at competitive levels considering the performance and longevity of the employee. To ensure that the Company's compensation remains competitive, the

Committee from time to time reviews information from several independent surveys of comparative companies. Since the market for executive talent extends beyond any particular industry, the survey data include both companies in the industry as well as companies outside the industrial classification represented in the Paper Industry Index referred to below under "Performance Graph." Surveys indicate base salaries for most of the Company's named executive officers are currently below the mid ranges, although with incentive bonus pay the total cash compensation is at the mid level. Base salaries are reviewed periodically and were not increased in 2001 except for one officer whose salary was increased in connection with his promotion. In making its salary decisions, the Committee places its emphasis on the particular executive's experience, responsibilities, and performance. No specific formula is applied to determine the weight of each factor. However, the Company has historically followed a policy of using the incentive bonus rather than base salary to reward outstanding performance.

     Incentive Bonus. Short-term cash incentive awards are based largely on the performance of the group or business segment in which the individual is a key employee. Included in the evaluation of an employee are the group's return on investment, the employee's personal performance, and the degree to which the employee's actions have laid the groundwork for future earnings. Financial performance of the business segment is given greater weight than other business accomplishments in determining bonus payments. The types and relative importance of specific financial and other business factors vary among the Company's executives depending on their positions and the particular operations or functions for which they are responsible. The evaluation of the CEO is based on the consolidated results of the Company.

     In 2001, the Committee adopted targeted award levels based on levels of return on invested capital. However, these formulas are considered guidelines only. The Committee reviews actual earnings and performance (including comparisons to competitors where appropriate) after the end of the year and determines in its business judgment the size of each executive's award. The Paper Group had earnings of $107 Million in 2001 compared with $207 Million in 2000. The Executive Vice President over this segment received a $165,000 bonus for 2001 compared with a $315,000 bonus for 2000. Under the terms of an employment agreement, the Group Vice President over this segment received a $300,000 bonus for 2001 compared with a $150,000 bonus for 2000. The Financial Services Group had earnings of $184 Million in 2001 compared with $189 Million in 2000. The Group Vice President over this segment received a bonus of $480,000 for 2001 compared with $500,000 for 2000. The Building Products Group had earnings of $13 Million in 2001 compared with $77 Million in 2000. The Executive Vice President over this segment received a $100,000 bonus for 2001 compared with a $150,000 bonus for 2000. The Company's consolidated income from continuing operations was $102 Million in 2001 (excluding an after tax special gain) compared with $204 Million (excluding an after tax special charge of $9 Million) in 2000. The Chairman and Chief Executive Officer received a bonus of $390,000 for 2001 compared with $785,000 for 2000. No specific weightings have been assigned under the bonus program to the factors considered by the Committee in the exercise of its business judgment.

     Long-Term Incentive Awards. In 2001, the key executives listed in the proxy statement received an annual grant of stock options and restricted shares under a long-term incentive program. There is no other long-term incentive program. The program is primarily based on the stock option grant, which is a dollar value of options based on the executive's position and importance to the Company's long range performance. These options are granted at market and expire in ten (10) years. The options will vest 25% per year on the first, second, third, and fourth anniversaries following the date of grant. Option awards are basically set at a percentage of targeted compensation. However, within these guidelines, the Committee also considers previous option grants, tenure, and responsibilities of the executive. In the case of a new key executive, or an executive assuming new responsibilities, an initial grant may be made above targeted levels. On the advice of its compensation consultant, the Committee added a restricted share component to its long-term incentive program, which had been well below market for most positions. The restricted shares have a longer than usual vesting period of six years. However, the shares may vest at the end of three years if certain earnings per share and return on investment hurdles are met.

     To further align executives' financial interests with those of the Company and its stockholders, the Committee has adopted minimum stock ownership guidelines for these executives:

           VALUE OF OWNERSHIP OF STOCK AS A MULTIPLE OF ANNUAL SALARY

POSITION                                                       MULTIPLE OF SALARY
--------                                                       ------------------
Chief Executive Officer.....................................           5x
Executive Vice Presidents and Group Vice Presidents.........           3x
Other Tier I Executives.....................................           3x

Generally, "Tier I" includes the Company's senior executive officers (including the five executives listed in the proxy statement). The Committee has reviewed and is satisfied with the progress of senior executives in meeting these guidelines. The Tier I executives who have been in their current position for five years (the time frame suggested by the Committee to meet the goal) have met the guidelines.

     The Chief Executive Officer. In reviewing Mr. Jastrow's performance, the Committee considered all of the factors set forth in the above paragraphs. However, the Committee focused primarily on the Company's performance, measured in large part by its net earnings. In 2001, the Company had continuing earnings of $102 Million (before an after tax special gain) and Mr. Jastrow received a bonus of $390,000.

     As noted above, the size of long-term incentive awards is set in accordance with the individual executive's responsibilities and performance. The difference in the number of options granted from year to year is due to variations in the stock price on the date of award ($51.30 in 2001), as well as adjustments made by the Committee in consideration of promotions. Mr. Jastrow received 100,000 options in 2001 and 10,500 restricted shares.

     Other Information. Reference is made to the following charts and tables for actual compensation grants and awards to key executives, as well as the Company's performance for the last five (5) years, and to page 15 of the Company's Annual Report to Shareholders for information concerning the Company's profitability.

                                          Bobby R. Inman, Chairman
                                          Robert Cizik
                                          James A. Johnson
                                          Herbert A. Sklenar
                                          Arthur Temple III

     The following table summarizes all compensation earned with respect to the Company's last fiscal year by the Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year:

                      TABLE 1: SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                         -----------------------------------   -----------------------------------
                                                                                        AWARDS             PAYOUTS
                                                                               -------------------------   -------
                                                                               RESTRICTED    SECURITIES
                                                                OTHER ANNUAL     STOCK       UNDERLYING     LTIP      ALL OTHER
                                                      BONUS     COMPENSATION    AWARD(S)    OPTIONS/SARS   PAYOUTS   COMPENSATION
  NAME AND PRINCIPAL POSITION     YEAR   SALARY($)     ($)         ($)(1)        ($)(2)        (#)(3)        ($)        ($)(4)
  ---------------------------     ----   ---------   --------   ------------   ----------   ------------   -------   ------------
              (a)                 (b)       (c)        (d)          (e)           (f)           (g)          (h)         (i)
              ---                 ----   ---------   --------   ------------   ----------   ------------   -------   ------------
Kenneth M. Jastrow, II,.........  2001   $736,539    $390,000       N/A         $533,400      100,000        $0        $ 45,000
 Chairman and Chief Executive
   Officer                        2000    567,308     785,000       N/A                0      100,000         0          92,326
                                  1999    475,000     600,000       N/A                0       48,000         0           3,000
Kenneth R. Dubuque,.............  2001   $310,000    $480,000                   $101,600       24,000        $0        $113,049
 Group Vice President, Financial
   Services                       2000    310,000     500,000       N/A                0       18,000         0         125,782
                                  1999    310,000     325,000       N/A                0       12,500         0           9,100
William B. Howes,...............  2001   $452,016    $165,000       N/A         $101,600       22,000        $0        $  4,000
 Director and Executive Vice
   President                      2000    452,016     315,000       N/A                0       25,000         0           4,000
 until his retirement on May 1,
   2002                           1999    449,932     250,000       N/A                0       15,000         0           3,000
Harold C. Maxwell,..............  2001   $400,000    $100,000       N/A         $101,600       24,000        $0        $  4,000
 Executive Vice President         2000    400,000     150,000       N/A                0       24,000         0           4,000
                                  1999    383,922     450,000       N/A                0       15,000         0           3,000
Dale E. Stahl,..................  2001   $347,917    $300,000       N/A         $ 76,200       24,000        $0        $  4,000
 Group Vice President, Paper      2000    162,504     150,000       N/A                0       20,000         0             N/A
                                  1999        N/A         N/A       N/A                0          N/A         0             N/A

---------------

(1) This column is not applicable. The dollar value of perquisites and other personal benefits, or securities or property paid or earned during the fiscal year other than pursuant to a plan, does not exceed the lesser of $50,000 or 10% of the annual salary and bonus reported for each officer and is therefore not reported.

(2) The dollar value is calculated by multiplying the number of shares awarded by the closing market price of unrestricted stock on the date of grant. At year end, the dollar value of all restricted shares held by each named officer (calculated using the closing market price on December 28, 2001) was: Mr. Jastrow -- $595,560; Mr. Dubuque -- $113,440; Mr.
    Howes -- $113,440; Mr. Maxwell -- $113,440; and Mr. Stahl -- $85,080. The
    restricted shares granted on February 2, 2001 vest on February 2, 2007, but could vest earlier on February 6, 2004 if certain cumulative earnings per share and return on investment hurdles for fiscal years 2001, 2002, and 2003 are met. Cash compensation will be paid equal to the amount of dividends these shares would otherwise earn.

(3) SARs are not granted under the Company's plans.

(4) Amounts shown are annual contributions or other allocations to defined contribution retirement plans. The amount shown for Mr. Dubuque also includes the amount of matching phantom shares credited to his account in connection with the deferral of his bonus for the year 2001. The amount shown for Mr. Jastrow also includes the amount of matching phantom shares credited to his account in connection with the deferral of his bonus for the year 2001.

    In addition to the amounts shown in the table, Mr. Stahl received payments of $18,333.33 per month from Gaylord Container Corporation ("Gaylord") during 2001 in connection with his termination of employment from that company. These payments are scheduled to continue through April 30, 2002. On February 28, 2002, the Company successfully completed a tender offer through which it acquired 86.3% of Gaylord's outstanding shares. The Company intends to complete its acquisition of Gaylord through a merger of a Company subsidiary into Gaylord (the "Merger"). Under Gaylord's supplemental executive retirement plan, Mr. Stahl would have been entitled to a nonqualified pension of $3,318,000 payable in a lump sum upon completion of the Merger. Mr. Stahl agreed to a 50%
    reduction in this amount and will receive his reduced benefit of $1,659,000 from Gaylord at the date of the Merger.

     Each of the five (5) executive officers named above has entered into a change in control agreement with the Company that provides for three (3) years' pay and benefits in the event his employment is terminated following certain change in control events. The change in control agreements also contain gross-up provisions in the event the officer is required to pay excise tax on such amounts but only if the payments exceed 110% of the amount that would not be subject to excise tax. Except for the change in control agreements, none of the five (5) executive officers named above has an employment contract with the Company or an agreement providing for severance payments in the event his employment is terminated except for Mr. Stahl. Mr. Stahl's employment agreement, which expires July 1, 2002, provides for minimum salary and bonus totaling $1,225,000 over the first 2 years of his employment, along with a stock option grant of 25,000 shares.

     During 2001, the Company had a stock option plan in place under which options were granted to employees. Employees also exercised options granted under a prior plan. Each of the plans was approved by the stockholders and administered by non-employee members of the Board of Directors. The options were granted at full market value on the date of the grant, and these exercise prices have never been reduced. Options have been granted to approximately 530 current middle and upper level company employees who have direct responsibilities to improve the profitability of the Company. The Company also had a restricted stock plan in place under which restricted shares were granted to certain employees.

     The following table summarizes the stock options granted to the five (5) named executive officers in the last fiscal year:

               TABLE 2: OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

                                                                                                                       GRANT DATE
                                                                       INDIVIDUAL GRANTS                                VALUE(2)
                                           -------------------------------------------------------------------------   ----------
                                                                     PERCENT OF TOTAL
                                           NUMBER OF SECURITIES        OPTIONS/SARS         EXERCISE OR                GRANT DATE
                                           UNDERLYING OPTIONS/    GRANTED TO EMPLOYEES IN   BASE PRICE    EXPIRATION    PRESENT
                  NAME                       SARS GRANTED(#)            FISCAL YEAR           ($/SH)         DATE       VALUE($)
                  ----                     --------------------   -----------------------   -----------   ----------   ----------
                   (a)                             (b)                      (c)                 (d)          (e)          (f)
                   ---                     --------------------   -----------------------   -----------   ----------   ----------
Kenneth M. Jastrow, II...................        100,000                   9.3%               $51.30       02/02/11    $1,773,000
Kenneth R. Dubuque.......................         24,000                   2.2%               $51.30       02/02/11    $  425,520
William B. Howes.........................         22,000                   2.1%               $51.30       02/02/11    $  390,060
Harold C. Maxwell........................         24,000                   2.2%               $51.30       02/02/11    $  425,520
Dale E. Stahl............................         20,000                   1.9%               $51.30       02/02/11    $  354,600

---------------

(1) Options to purchase Temple-Inland Inc. Common Stock. The exercise price is the average of the high and low sales price of a share of Company Common Stock on the New York Stock Exchange on the date of grant. Exercise prices have never been repriced. Withholding taxes may be paid with exercised shares. No general or freestanding stock appreciation rights ("SARs") were granted. All grants to the named executive officers under the Stock Option Plan include a provision for acceleration of vesting in certain change of control situations. All options awarded to the executives become exercisable in 25% increments on 02/02/02, 02/02/03, 02/02/04, and 02/02/05.

(2) The Grant Date Present Value was determined using the Black-Scholes option pricing model. The expected volatility was measured by the Standard Deviation of a statistical distribution using daily closing stock prices for the last fourteen (14) years for an assumed expected volatility of 29.3%. The annual risk free rate of return during the contractual life of the option (ten years) was 5.12%. The expected dividend yield was assumed to be 2.4%. The time of exercise was assumed to be at the expiration of the options.

     The following table summarizes the stock option exercises and value of options held at year-end of the five (5) named executive officers:

            TABLE 3: AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                       YEAR AND FY-END OPTION/SAR VALUES

                                                                  NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED             IN-THE-MONEY
                                  SHARES                         OPTIONS/SARS AT FISCAL             OPTIONS/SARS
                                 ACQUIRED                            YEAR-END(#)(2)           AT FISCAL YEAR-END($)(3)
                                    ON            VALUE        ---------------------------   ---------------------------
             NAME               EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----               -----------   --------------   -----------   -------------   -----------   -------------
             (a)                    (b)            (c)                     (d)                           (e)
             ---                -----------   --------------   ---------------------------   ---------------------------
Kenneth M. Jastrow, II........        0              0           37,596         294,028        $84,601       $727,786
Kenneth R. Dubuque............        0              0            4,875          61,625        $12,120       $178,240
William B. Howes..............        0              0           18,366          82,614        $94,530       $222,005
Harold C. Maxwell.............        0              0           17,646          82,134        $84,601       $225,986
Dale E. Stahl.................        0              0                0          45,000        $     0       $453,750

---------------

(1) Value based on the average of the high and low sales prices of a share of Temple-Inland Inc. Common Stock on the New York Stock Exchange on the date of exercise, which is the valuation used in the Stock Option Plan, less the option exercise price.

(2) SARs are not granted under the Company's Stock Option Plan.

(3) Value based on the average of the high and low sales prices of a share of Temple-Inland Inc. Common Stock on the New York Stock Exchange on December 28, 2001, less the option exercise price.

                               PERFORMANCE GRAPH

     During the five preceding fiscal years, the Company's cumulative total stockholder return compared to the Standard & Poor's 500 Stock Index and to the Standard & Poor's Paper Industry Index was as shown in the following Table 4:

                          TABLE 4: TEMPLE-INLAND INC.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                ASSUMES INITIAL INVESTMENT OF $100 DECEMBER 2001

                              [PERFORMANCE GRAPH]

--------------------------------------------------------------------------------
                        1996      1997      1998      1999      2000      2001
--------------------------------------------------------------------------------
 Temple-Inland Inc.    $100.00   $98.76    $114.68   $130.17   $108.77   $117.83
 S&P 500               $100.00   $133.36   $171.47   $207.56   $188.66   $166.24
 S&P Paper & Forest
  Products             $100.00   $107.22   $109.35   $152.90   $125.21   $128.24


       ASSUMES $100 INVESTED ON THE LAST TRADING DAY IN FISCAL YEAR 1996
                *TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS

     The named executive officers (except for Mr. Dubuque) also participate in defined benefit pension plans of the Company's subsidiaries, with estimated benefits shown below.

                          TABLE 5: PENSION PLAN TABLE

                                                  YEARS OF SERVICE
                              ---------------------------------------------------------
REMUNERATION                    10        15        20        25        30        35
------------                  -------   -------   -------   -------   -------   -------
  500,000...................   78,000   250,000   250,000   250,000   250,000   272,000
  550,000...................   86,000   275,000   275,000   275,000   275,000   300,000
  600,000...................   94,000   300,000   300,000   300,000   300,000   328,000
  650,000...................  102,000   325,000   325,000   325,000   325,000   356,000
  700,000...................  110,000   350,000   350,000   350,000   350,000   384,000
  750,000...................  118,000   375,000   375,000   375,000   375,000   412,000
  800,000...................  126,000   400,000   400,000   400,000   400,000   440,000
  850,000...................  134,000   425,000   425,000   425,000   425,000   468,000
  900,000...................  142,000   450,000   450,000   450,000   450,000   496,000
1,000,000...................  158,000   500,000   500,000   500,000   500,000   552,000
1,100,000...................  174,000   550,000   550,000   550,000   550,000   608,000
1,200,000...................  190,000   600,000   600,000   600,000   600,000   664,000
1,300,000...................  206,000   650,000   650,000   650,000   650,000   720,000
1,400,000...................  222,000   700,000   700,000   700,000   700,000   776,000
1,500,000...................  238,000   750,000   750,000   750,000   750,000   832,000
1,600,000...................  254,000   800,000   800,000   800,000   800,000   888,000
1,700,000...................  270,000   850,000   850,000   850,000   850,000   944,000

     The above table shows the estimated annual pension payable upon retirement to employees in specified remuneration and years-of-service classifications. Retirement benefits are calculated using final average pay based on the highest five (5) of the employee's last ten (10) years of service. Compensation covered by the Company's retirement plans includes salaries and bonuses, but excludes all other forms of compensation shown in the foregoing tables such as stock options. Messrs. Jastrow, Maxwell, and Stahl are currently credited with approximately 23, 38, and 2 years of service, respectively. If such officers continue in the employ of the Company until their respective retirement dates, at such time they would be credited with approximately 33, 41, and 12 years of service, respectively. The estimated amounts are based on the assumption that payments under the Company's retirement plans will commence upon normal retirement (age 65), that the Company's retirement plans will continue in force and that the benefit payment will be in the form of a life annuity. Amounts shown in the table above are not subject to any deduction for Social Security or other offset amounts.

     Mr. Howes will retire effective May 1, 2002 with 11 1/2 years of service. In addition to the pension benefit described above, the Company has agreed to provide Mr. Howes a single life annuity benefit in the amount of $4,000 per month.

     Mr. Dubuque participates in a defined contribution pension plan. Under this plan, an amount equal to 3 1/2% of his compensation is contributed to an account in his name each year. This amount (which is included in the last column of Table 1) is calculated based upon his salary and bonus, but excludes all other forms of compensation shown in the foregoing tables such as stock options. This amount vests after five years of service and is not subject to any deduction for Social Security or other offset amounts.

     In 2001, the Board of Directors adopted a nonqualified pension plan for certain designated executives (including the five named executives) if they retire at age 60 with 15 years of service. The new plan provides that the executive's pension from all Company plans will be a minimum benefit equal to 50% of the executive's final average pay for the highest five years out of the last ten years of employment.

     The Internal Revenue Code limits the amount of compensation that can be used in calculations under tax-qualified retirement plans, and also imposes limits on the amount of benefits that can be paid under such plans. Any pension benefits that can't be paid under the tax-qualified plans due to these limitations are paid under nonqualified pension plans. The nonqualified plans are unfunded and contain a provision for acceleration of payment in the event of a change in control of the Company. The table above includes benefits under all of the Company's retirement plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There are no Compensation Committee interlocks among the members of the board. Mr. Temple III, a member of the Compensation Committee, however, participated in the following transactions:

     Mr. Temple III is a director, officer and 66 2/3% stockholder of Demco. During 2001, Demco performed machinery repair services for Temple-Inland Forest Products Corporation ("Forest Products"), a wholly owned subsidiary of the Company, in the ordinary course of business at an aggregate cost to Forest Products of $62,925. It is expected that Demco will continue to perform services for subsidiaries of the Company in the future.

     Mr. Temple III is a director of Balcones Recycling, Inc. ("Balcones") and a family limited partnership in which the father of Mr. Temple III and Ms. C. Temple is a partner owns 30.6% of Balcones. During 2001, Inland Paperboard & Packaging, Inc. ("Inland"), a wholly owned subsidiary of the Company, bought recycled fiber from Balcones at an aggregate cost to Inland of $342,748. The price paid for the recycled fiber was determined using a price published by a third party survey of similar purchases in the region of the country where the Inland mill is located.

     During 2001, Sabine Investment Company of Texas, Inc. ("Sabine"), a wholly owned subsidiary of the Company, sold certain notes receivable to First Bank & Trust East Texas ("FB&T") with recourse in the ordinary course of business for $1,947,277. Mr. Temple III is Chairman of the Board of FB&T. Mr. Temple III, Ms.
C. Temple, their father, and certain trusts in which one or more of such persons or their immediate family have an interest and/or serve as trustee, collectively own 28.6% of Diboll Bancshares, Inc., a bank holding company that owns FB&T. The promissory notes were given to Sabine by individuals over a period of years in payment for residential lots that Sabine had developed for sale. Sabine management made the determination to sell these notes to banks in the communities where the borrowers and the land were located for the principle balance due on the notes. The sale to FB&T was made using the same price and conditions as the sale to other unrelated banking entities.

                         REPORT OF THE AUDIT COMMITTEE

     In accordance with its written charter adopted by the Board of Directors on May 5, 2000, the Audit Committee of the Board of Directors assists the Board in monitoring the integrity of the Company's financial statements and financial reporting procedures, the adequacy of the Company's internal accounting and financial controls, the independence and performance of the Company's internal and external auditors, and compliance with the Company's Standards of Business Conduct. All members of the Committee are independent within the meaning of the listing standards of the New York Stock Exchange.

     During the year ended December 29, 2001, the Committee met four times. During each of the first three meetings of the year, the Committee reviewed with financial management and the independent auditors the Company's quarterly financial statements prior to their inclusion in the Company's Quarterly Report on Form 10-Q.

     The Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the independence of the firm consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit

Committees," and discussed with the independent auditors any relationships that may affect their objectivity and independence. The Committee also considered whether providing Other Non-Audit Services, the fees for which are set forth under "Proposal To Ratify the Selection of Ernst & Young LLP as Independent Auditors," is compatible with maintaining the independence of the independent auditors. The Committee has satisfied itself as to the independence of the auditors. The Committee also discussed with management, the internal auditors, and the independent auditors the quality and adequacy of the Company's internal accounting and financial controls. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

     The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees." The Committee discussed and reviewed with the independent auditors, the results of the independent auditors' examination of the financial statements. The Committee also reviewed the results of the internal audit examinations with the Corporate Audit Director.

     In conjunction with its quarterly reviews, the Committee has met with one or more representatives of the external auditors and with the Corporate Audit Director in separate executive sessions without other members of senior management present to discuss matters that the Committee or any of these persons believe should be discussed privately.

     The Committee reviewed the audited financial statements of the Company as of and for the year ended December 29, 2001, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on this review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 29, 2001, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment, subject to stockholder ratification, of the independent auditors. The Board concurred in such recommendations.

                                          Herbert A. Sklenar, Chairman
                                          Afsaneh Beschloss, Member
                                          Anthony M. Frank, Member
                                          James T. Hackett, Member
                                          Charlotte Temple, Member
                                          Larry E. Temple, Member

             PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP
                            AS INDEPENDENT AUDITORS

     Upon the recommendation of the Audit Committee of the Board of Directors, the Board of Directors has selected Ernst & Young LLP as independent auditors for the Company to examine its consolidated financial statements for the fiscal year ending December 28, 2002. Ernst & Young LLP currently serves the Company as independent auditors. Fees paid to Ernst & Young for the last annual audit were $1,800,000. All other fees include $900,000 for audit related services, primarily employee benefit plan and statutory audits, and $600,000 in nonaudit services, primarily tax services. The total of all other fees is $1,500,000. The Company did not pay Ernst & Young LLP any Financial Information Systems Design and Implementation Fees. Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

     Stockholder ratification is not required for the selection of Ernst & Young LLP, since the Board of Directors has the responsibility for selecting the Company's independent auditors. The selection, however, is being submitted for ratification at the Annual Meeting. No determination has been made as to what action the Board of Directors would take if stockholders do not ratify the selection.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 28, 2002.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the Annual Meeting. If, however, any other business should properly be presented to the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate.

                   DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at its Annual Meeting of Stockholders by submitting their proposals to the Company in a timely manner. In order to be so included for the 2003 Annual Meeting, stockholder proposals must be received by the Company by November 22, 2002 and must otherwise comply with the requirements of Rule 14a-8.

     The Company's By-laws contain an advance notice procedure with regard to items of business to be brought before an Annual Meeting of Stockholders by a stockholder. These procedures require that notice be made in writing to the Secretary of the Company and that such notice be received at the executive offices of the Company not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders (or in the case of an annual meeting called for a date more than 50 days prior to such anniversary date, not later than the close of business on the 10th day following the date on which notice of such annual meeting is first mailed to stockholders or made public, whichever occurs first). Shareholder proposals submitted outside the processes of Rule 14a-8 will be considered untimely if they are submitted before January 24, 2003 or after February 18, 2003. The By-laws require that the notice of the proposal contain certain information concerning the proposing stockholder and the proposal. The Company's By-laws also contain an advance notice procedure for the nomination of candidates for election to the Board of Directors by stockholders. For a brief description of such procedures, see "Committees of the Board of Directors -- Corporate Governance Committee." A copy of the By-law advance notice provision may be obtained, without charge, upon written request to the Secretary of the Company at 303 South Temple Drive, Diboll, Texas 75941.

                                          By Order of the Board of Directors

                                          /s/ LESLIE K. O'NEAL
                                          LESLIE K. O'NEAL
                                          Secretary

Diboll, Texas
March 22, 2002

                                      PROXY

                               TEMPLE-INLAND INC.
                           1300 MOPAC EXPRESSWAY SOUTH
                               AUSTIN, TEXAS 78746

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                THE COMPANY FOR THE ANNUAL MEETING ON MAY 3, 2002


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and proxy statement each dated March 22, 2002 and does hereby appoint Kenneth M. Jastrow, II, Louis R. Brill, and M. Richard Warner, and each of them as Proxies, each with the power to appoint his substitute and hereby authorizes each of them to represent and vote, as designated below, all the shares of Common Stock, par value $1.00 per share, of Temple-Inland Inc. held of record by the undersigned on March 6, 2002 at the annual meeting of stockholders to be held on Friday, May 3, 2002, and any adjournment(s) thereof:


                                                                     SEE REVERSE
                                                                         SIDE
CONTINUED AND TO BE SIGNED ON REVERSE SIDE OF THIS CARD. DO NOT FOLD.
PLEASE VOTE.


--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o

                                                                            5340

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

   THE DIRECTORS OF TEMPLE-INLAND INC. RECOMMEND VOTING FOR PROPOSALS 1 AND 2.

               WITHHOLD
    FOR        AUTHORITY                                                                                       FOR  AGAINST  ABSTAIN
    [ ]           [ ]        1. Proposal to elect as Directors of    2. Proposal to ratify the selection       [ ]    [ ]      [ ]
                                Temple-Inland Inc. the following        of Ernst & Young LLP as independent
                                persons to hold office until the        auditors of Temple-Inland Inc. for
                                expiration of their terms or            the fiscal year ending December
                                until their successors have been        28, 2002.
                                duly elected and have qualified.
                                Nominees for Director: 01. Afsaneh   3. In their discretion the proxies are
                                Mashayekhi Beschloss, 02. Anthony       authorized to vote upon such other
                                M. Frank, 03. W. Allen Reed, and        business as may properly come
                                04. Charlotte Temple.                   before the meeting.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR INDIVIDUAL NOMINEES WRITE THE
NAMES OF SUCH NOMINEES IN THE SPACE PROVIDED BELOW.)


-----------------------------

                                       Please sign exactly as name appears
                                       hereon. Joint owners should each sign.
                                       When signing as attorney, executor,
                                       administrator, trustee or guardian,
                                       please give full title as such.


                                       -----------------------------------------


                                       -----------------------------------------
                                       SIGNATURE(S)                  DATE

--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o




                          VOTE BY TELEPHONE OR INTERNET

                            QUICK o EASY o IMMEDIATE

Temple-Inland Inc. encourages you to take advantage of two cost-effective and convenient ways to vote your shares. You may vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or electronically through the Internet. YOUR TELEPHONE OR INTERNET VOTE MUST BE RECEIVED BY 12:00 MIDNIGHT NEW YORK TIME ON MAY 2, 2002. Your telephone or Internet vote authorizes the proxies named on the above proxy card to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

VOTE BY PHONE:                ON A TOUCH-TONE TELEPHONE DIAL 1-877-PRX-VOTE
                              (1-877-779-8683) FROM THE U.S. AND CANADA OR DIAL
                              201-536-8073 FROM OTHER COUNTRIES.

                              You will be asked to enter the VOTER CONTROL
                              NUMBER that appears on the proxy card. Then follow the instructions.

                                                     OR

VOTE BY INTERNET:             LOG ON TO THE INTERNET AND GO TO THE WEB SITE:
                              http://www.eproxyvote.com/tin

                              Click on the "PROCEED" icon - You will be asked to enter the VOTER CONTROL NUMBER that appears on the proxy card. Then follow the instructions.

                                                     OR

VOTE BY MAIL:                 Mark, sign and date your proxy card and return it
                              in the postage-paid envelope. IF YOU ARE VOTING BY
                              TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL YOUR
                              PROXY CARD.

                                           THANK YOU FOR VOTING.